Exhibit 15
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The Board of Directors
Duke Realty Investments, Inc.




Gentlemen:

RE:  Registration Statements Nos. 33-64567,  33-64659, 33-55727, 333-04695,
333-24289, 333-26833, and 333-26845

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 27, 1997 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG Peat Marwick LLP
Indianapolis, Indiana
November  10, 1997